Exhibit 99.1

Renewable Energy Group Reports Fourth Quarter
and Full Year 2016 Financial Results

Fourth Quarter 2016 Highlights:

•	Revenue of $560.4 million

•	155.9 million gallons of fuel sold

•	Net income of $20.2 million

•	Adjusted EBITDA of $60.3 million

•	Geismar plant produced above nameplate capacity on average throughout the quarter

•
An initial and partial settlement of $15.1 million was agreed to, recorded and subsequently received from our business interruption insurance claim related to the September 2015 fire at our Geismar facility

Full Year 2016 Highlights:

•	Revenue of $2.0 billion

•	567.1 million gallons of fuel sold

•	Net income of $44.3 million

•	Adjusted EBITDA of $102.1 million

•	Nameplate production capacity increased to 502 million gallons/year

•	Expanded line of credit from $60.0 million to $150.0 million with Wells Fargo and Fifth Third Bank

•	Paid off $100.0 million GOZone bonds

•	Completed $50.0 million share and bond repurchase program

•	Completed 100% acquisition process for Petrotec AG in January 2017

Ames, IA, March 7, 2017 - Renewable Energy Group, Inc. (NASDAQ:REGI) (“REG” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2016.

For the fourth quarter of 2016, revenue was $560.4 million on 155.9 million gallons sold. Net income was $20.2 million and Adjusted EBITDA was $60.3 million. REG increased total gallons sold by 58% compared to the fourth quarter of 2015. Revenue increased by 45% while Adjusted EBITDA increased by 179% in the fourth quarter of 2016 compared to the same period in 2015, primarily driven by increased gallons sold and improved margins.

For the full year 2016, revenue was $2.0 billion on 567.1 million gallons sold. Net income was $44.3 million and Adjusted EBITDA was $102.1 million. For the full year 2016, REG sold 192.4 million more total gallons, revenue increased by 47%, and Adjusted EBITDA increased by 104%, compared to 2015. The increase in net income and Adjusted EBITDA is primarily attributable to significantly higher gallons sold, improving market conditions in the energy and commodity sectors in 2016, higher average selling price and increased production run rate across the Company's fleet.

“Our fourth quarter results were strong resulting from a total team effort to maximize our gallons sold as we sought to capture the lapsing tax incentive,” said Daniel J. Oh, President and Chief Executive Officer.  “Revenue for the full year exceeded $2 billion for the first time and we set records for gallons produced and sold in a year.”

Oh continued, “The entire fleet ran very well in 2016. Notably, our Geismar biorefinery achieved a production record in the fourth quarter and has run continuously above nameplate capacity on average for the first two months of 2017. We are excited to see Geismar beginning to deliver on expectations. As we look to 2017, we expect to work our way through additional regulatory uncertainty as a company and an industry as we have done successfully several times in the past.”

Fourth Quarter 2016 Operating Highlights

REG sold 155.9 million total gallons of fuel, an increase of 57.8% compared to the fourth quarter of 2015. Gallons sold in the quarter included 21.9 million gallons purchased from third parties and resold through the Company’s distribution network, 20.5 million gallons of petroleum-based diesel fuel and 12.1 million gallons contributed by Petrotec.

REG produced 130.1 million gallons of biomass-based diesel during the quarter, an increase of 48.6 million gallons over the fourth quarter of 2015. The growth in production resulted primarily from our Geismar biorefinery running at high rates in the fourth quarter of this year compared to no production at Geismar in the 2015 period, production from the Madison, Wisconsin facility acquired in the second quarter of 2016 and the remainder of the fleet producing at a high rate. The Company also utilized contract or toll manufacturing, which contributed 5.9 million gallons in the quarter.

Fourth Quarter 2016 Financial Results

All figures refer to the quarter ending December 31, 2016, unless otherwise noted. All comparisons are to the quarter ended December 31, 2015 unless otherwise noted.

Revenue of $560.4 million represented an increase of $172.6 million when compared to the fourth quarter of 2015. The increase in revenue was driven by volume growth of 57.8% and an increase in biomass-based diesel prices. The average price per gallon sold (including RINs) for B100 was $3.05, an increase of 13.4% from the same period in 2015.

Gross profit was $81.9 million, compared to $106.4 million for the fourth quarter of 2015. Gross margin was 15%, compared to 27% in the year-earlier quarter. The decrease in gross profit was primarily due to the benefit from the reinstatement of the federal biodiesel mixture excise tax credit (BTC) for 2015, all of which was recognized in the fourth quarter of 2015.

Operating income was $32.2 million compared to operating loss of $96.6 million for the fourth quarter of 2015. Fourth quarter 2016 operating income was impacted by a $17.8 million non-cash impairment charge of property, plant and equipment, of which $15.6 million related to our partially completed facility in Emporia, Kansas. The impairment charge for Emporia resulted from competition from foreign, imported product and the probability of that project being completed in the near term is unlikely. We believe this site continues to be a good opportunity for future biorefinery operations. Also in the fourth quarter of 2016, we recorded an initial and partial settlement of $15.1 million from our business interruption insurance claim related to the September 2015 fire at our Geismar facility. The loss in prior year quarter was largely due to the $175.0 million non-cash goodwill impairment charge.

Net income attributable to common stockholders was $20.2 million, or $0.51 per share on a fully diluted basis. This compares to a net loss of $95.6 million, or $2.18 per share on a fully diluted basis in the fourth quarter of 2015.

Adjusted EBITDA was $60.3 million, a 179% increase compared to the 2015 period. Fourth quarter 2015 adjusted EBITDA was $21.6 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation.”

At December 31, 2016, REG had cash and cash equivalents, of $116.2 million, an increase of 34% during the quarter. For the year, the Company's cash and cash equivalents increased by $69.1 million primarily as a result of cash generated from operations. At December 31, 2016, accounts receivable were $164.9 million, an increase of $59.9 million from September 30, 2016, mainly as a result of the increase in sales activities in the last quarter of 2016 in an effort to maximize the BTC that lapsed after December 31, 2016. Inventory was $145.4 million, an increase of $47.2 million during the quarter.

The table below summarizes REG’s results for Q4 2016:

REG Q4 2016 Revenues and Adjusted EBITDA Summary (dollars and gallons in thousands)
	4Q-2016	4Q-2015	Y/Y Change
Gallons sold	155,860	98,780	58%
Average selling price	$3.05	$2.69	13%
Total revenues	$560,421	$387,808	45%
Net income (loss) attributable to the Company	$20,197	$(95,609)	N/M
Adjusted EBITDA (1)	$60,274	$21,589	179%

(1)
On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the BTC for 2015 and prospectively in effect for 2016. The retroactive credit for 2015 resulted in a net benefit to us of $95 million that was recognized in the fourth quarter of 2015. Because this credit relates to the full year operating performance and results, for purposes of the calculation of quarterly Adjusted EBITDA the Company allocated a portion of the credit to each of the first three quarters of 2015 based upon gallons sold in each quarter and excluded those amounts from the fourth quarter adjusted EBITDA.

Full Year 2016 Results

All figures refer to the full year ending December 31, 2016, unless otherwise noted. All comparisons are to the full year ending December 31, 2015 unless otherwise noted.

REG sold 567.1 million total gallons, an increase of 51.3% compared to 374.7 million gallons in 2015. Gallons sold in 2016 included 76.7 million gallons purchased from third parties and resold through the Company’s distribution network, 53.7 million gallons of petroleum-based diesel fuel and 44.6 million gallons sold by Petrotec.

The average B100 price per gallon (including RINs) sold by REG was $3.17, compared to $2.97 in 2015.

REG produced 445.5 million gallons of biomass-based diesel, compared to 300.3 million gallons in 2015. The growth in production resulted from the Geismar biorefinery running at, or over, capacity in the fourth quarter, production from the Madison acquisition and inclusion of Grays Harbor for the full year in 2016 compared to a five months in 2015, coupled with high production rates across the remainder of the Company's fleet. The Company also utilized contract or toll manufacturing, which contributed 23.4 million gallons in 2016 compared to 17.3 million gallons in 2015.

Revenue was $2.0 billion, an increase of $653.9 million, or 47%, versus 2015 revenue of $1.4 billion. The increase was due to a 51.3% increase in gallons sold and a 6.7% increase in average biomass-based diesel prices during 2016.

Gross profit was $171.5 million, compared to $110.5 million in 2015.

Operating income was $47.2 million, compared to an operating loss of $154.7 million in 2015. Operating income for 2016 was reduced by a $17.8 million non-cash impairment charge of property, plant and equipment. The loss in prior year was largely due to the $175.0 million non-cash goodwill impairment charge.

Net income attributable to common stockholders was $43.5 million or $1.06 per share on a fully diluted basis for 2016. This compares to a net loss of $151.4 million, or $3.44 per share on a fully diluted basis for 2015. Net income attributable to common shareholders for 2016 was $61.3 million, excluding the non-cash impairment of property, plant and equipment charge of $17.8 million, or $1.50 per share on a fully diluted basis. Net income attributable to common shareholders for 2015 was $23.6 million, excluding the non-cash goodwill impairment charge of $175.0 million, or $0.54 per share on a fully diluted basis.

Adjusted EBITDA was $102.1 million, compared to $50.2 million in 2015, resulting in an Adjusted EBITDA margin of 5%.

The table below summarizes the quarterly and year end results for 2016 and 2015:

REG Annual Results Summary (dollars and gallons in thousands except per gallon data)
	1Q	2Q	3Q	4Q	Year
Gallons sold 2016	98,016	150,052	163,133	155,860	567,061
Gallons sold 2015	59,860	96,082	119,967	98,780	374,689
Y/Y Change	64%	56%	36%	58%	51%

B100 ASP per gallon 2016	$2.92	$3.27	$3.14	$3.05	$3.17
B100 ASP per gallon 2015	$3.17	$3.19	$2.57	$2.69	$2.97
Y/Y Change	(8)%	3%	22%	13%	7%

Total revenues 2016	$297,870	$558,301	$624,640	$560,421	$2,041,232
Total revenues 2015	$230,918	$373,762	$394,856	$387,808	$1,387,344
Y/Y Change	29%	49%	58%	45%	47%

Net income attributable to the Company 2016	$(6,918)	$7,606	$23,442	$20,197	$44,327
Net loss attributable to the Company 2015	$(38,107)	$(2,001)	$(15,675)	$(95,609)	$(151,392)
Y/Y Change	N/M	N/M	N/M	N/M	N/M

Adjusted EBITDA 2016	$2,197	$8,052	$31,624	$60,274	$102,147
Adjusted EBITDA 2015	$(14,472)	$26,142	$16,904	$21,589	$50,163
Y/Y Change	N/M	(69)%	87%	179%	104%

Adjusted EBITDA margin 2016	1%	1%	5%	11%	5%
Adjusted EBITDA margin 2015	(6)%	7%	4%	6%	4%

Adjusted EBITDA Reconciliation

The Company uses earnings before interest, taxes, depreciation and amortization, adjusted for certain additional items, identified in the table below, or Adjusted EBITDA, as a supplemental performance measure. Adjusted EBITDA is presented in order to assist investors in analyzing performance across reporting periods on a consistent basis by excluding items that are not believed to be indicative of core operating performance. Adjusted EBITDA is used by the Company to evaluate, assess and benchmark financial performance on a consistent and a comparable basis and as a factor in determining incentive compensation for company executives.

The following table provides Adjusted EBITDA for the periods presented, as well as reconciliation to net income:

					Year ended December 31,					Year ended December 31,
(In thousands)	1Q-2016	2Q-2016	3Q-2016	4Q-2016	2016	1Q-2015	2Q-2015	3Q-2015	4Q-2015	2015
Net income (loss)	$(6,888)	$7,714	$23,505	20,382	$44,713	$(38,304)	$(2,163)	$(15,671)	(95,572)	$(151,710)
Adjustments:
Income tax (benefit) expense	728	1,296	(1,203)	3,447	4,268	(897)	(707)	(1,050)	(6,047)	(8,701)
Interest expense	3,311	3,738	4,487	4,451	15,987	2,743	2,928	2,921	3,275	11,867
Other income (expense), net	88	(15,738)	(2,699)	2,546	(15,803)	(565)	(1,779)	462	1,410	(472)
Gain on involuntary conversion	(3,543)	(997)	(3,470)	(1,884)	(9,894)	—	—	—	—	—
Gain on bargain purchase	—	—	—	—	—	—	—	(5,358)	—	(5,358)
Change in fair value of contingent consideration	(15)	3,571	1,124	3,224	7,904	293	(2,121)	1,106	363	(359)
Impairment of assets (2)	—	—	—	17,893	17,893	—	—	—	—	—
Impairment of goodwill	—	—	—	—	—	—	—	—	175,028	175,028
Straight-line lease expense	(94)	(80)	(73)	(38)	(285)	(158)	(145)	(19)	(94)	(416)
Depreciation	7,674	7,824	7,949	8,378	31,825	5,613	6,134	6,261	6,989	24,997
Amortization	(140)	(134)	(129)	46	(357)	(219)	(206)	(199)	(91)	(715)
Other	—	—	—	—	—	197	162	(4)	486	841
Biodiesel tax credit (1)	—	—	—	—	—	15,745	22,883	27,264	(65,892)	—
Non-cash stock compensation	1,076	858	2,133	1,829	5,896	1,080	1,156	1,191	1,734	5,161
Adjusted EBITDA	$2,197	$8,052	$31,624	$60,274	$102,147	$(14,472)	$26,142	$16,904	$21,589	$50,163

(1)
On December 18, 2015, the Protecting Americans from Tax Hikes Act of 2015 was signed into law, which reinstated a set of tax extender items including the retroactive reinstatement of the BTC for 2015 and prospectively in effect for 2016. The retroactive credit for 2015 resulted in a net benefit to us of $95 million that was recognized in the fourth quarter of 2015. Because this credit relates to the full year operating performance and results, the Company allocated a portion of the credit to each of the first three quarters of 2015 based upon gallons sold in each quarter and excluded those amounts from the fourth quarter 2015 adjusted EBITDA.

(2)	Represents the impairment charge to write down the carrying value of certain assets, mostly attributed to the Company's Emporia facility, to remaining salvage value.

Adjusted EBITDA is a supplemental performance measure that is not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. Adjusted EBITDA should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of liquidity or profitability. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for any of the results as reported under GAAP. Some of these limitations are:

•Adjusted EBITDA does not reflect cash expenditures for capital assets or the impact of certain cash clauses that the Company considers not to be an indication of ongoing operations;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital requirements;
•Adjusted EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;
•Stock-based compensation expense is an important element of the Company’s long term incentive compensation program, although the Company has excluded it as an expense when evaluating our operating performance; and
•Other companies, including other companies in the same industry, may calculate these measures differently, limiting their usefulness as a comparative measure.
About Renewable Energy Group
Renewable Energy Group, Inc. (NASDAQ: REGI) is a leading provider of cleaner, lower carbon intensity products and services. We are an international producer of biomass-based diesel, a developer of renewable chemicals and are North America's largest producer of advanced biofuel. REG utilizes an integrated procurement, distribution, and logistics network to convert natural fats, oils, greases, and sugars into lower carbon intensity products. With 14 active biorefineries, a feedstock processing facility, research and development capabilities and a diverse and growing intellectual property portfolio, REG is committed to being a long-term leader in bio-based fuel and chemicals.
Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding our ability to manage our business in spite of regulatory uncertainties. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, potential changes in governmental programs and policies requiring or encouraging the use of biofuels, including RFS2; availability of federal and state governmental tax incentives and incentives for biomass-based diesel production; changes in the spread between biomass-based diesel prices and feedstock costs; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; risks associated with fire, explosions, leaks and other natural disasters at our facilities; the effect of excess capacity in the biomass-based diesel industry; unanticipated changes in the biomass-based diesel market from which we generate almost all of our revenues; seasonal fluctuations in our operating results; competition in the markets in which we operate; our dependence on sales to a single customer; technological advances or new methods of biomass-based diesel production or the development of energy alternatives to biomass-based diesel; our ability to successfully implement our acquisition strategy; our ability to generate revenue from the sale of renewable chemicals, fuels and other products on a commercial scale and at a competitive cost, and customer acceptance of the products produced; whether our Geismar biorefinery will be able to produce renewable hydrocarbon diesel consistently or profitably; and other risks and uncertainties described from time to time in REG's quarterly report on Form 10-Q for the period ended September 30, 2016 and other periodic filings with the Securities and Exchange Commission.
All forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

Contacts

Investor Relations: The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirt.com	Company: Renewable Energy Group Todd Robinson Director, Investor Relations +1 (515) 239-8048 Todd.Robinson@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	2016	2015	2014
REVENUES:
Biomass-based diesel sales	$1,417,595	$954,742	$922,602
Separated RIN sales	274,800	186,539	130,170
Biomass-based diesel government incentives	346,672	245,868	220,634
	2,039,067	1,387,149	1,273,406
Services	2,165	195	425
	2,041,232	1,387,344	1,273,831
COSTS OF GOODS SOLD:
Biomass-based diesel	1,616,991	1,093,979	993,264
Separated RINs	250,809	182,688	119,788
Services	1,916	134	167
	1,869,716	1,276,801	1,113,219
GROSS PROFIT	171,516	110,543	160,612
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	88,285	73,397	62,681
RESEARCH AND DEVELOPMENT EXPENSE	18,163	16,851	12,424
IMPAIRMENT OF PROPERTY, PLANT, AND EQUIPMENT	17,893	—	—
IMPAIRMENT OF GOODWILL	—	175,028	—
INCOME (LOSS) FROM OPERATIONS	47,175	(154,733)	85,507
OTHER INCOME (EXPENSE), NET	1,806	(5,678)	603
INCOME (LOSS) BEFORE INCOME TAXES	48,981	(160,411)	86,110
INCOME TAX BENEFIT (EXPENSE)	(4,268)	8,701	(3,572)
NET INCOME (LOSS)	44,713	(151,710)	82,538

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	44,327	(151,392)	82,611

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY'S COMMON STOCKHOLDERS	$43,453	$(151,392)	$81,620
Net income (loss) per share attributable to common stockholders:
Basic	$1.06	$(3.44)	$2.00
Diluted	$1.06	$(3.44)	$1.99
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	40,897,549	43,958,803	40,740,411
Diluted	40,902,860	43,958,803	40,749,913

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED SUPPLEMENTAL QUARTERLY RESULTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended December 31, 2016	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015
Revenues	$560,421	$387,808	$2,041,232	$1,387,344
Gross profit	81,920	106,426	171,516	110,543
Selling, general, and administrative expenses including research and development expense	31,864	27,969	106,448	90,248
Impairment of property, plant and equipment	17,893	—	17,893	—
Impairment of goodwill	—	175,028	—	175,028
Income (loss) from operations	32,163	(96,571)	47,175	(154,733)
Other income (expense), net	(6,343)	(5,048)	1,806	(5,678)
Net income (loss) attributable to the Company	20,197	(95,609)	44,327	(151,392)
Net income (loss) per share attributable to common stockholders - basic	0.51	(2.18)	1.06	(3.44)
Net income (loss) per share attributable to common stockholders - diluted	$0.51	$(2.18)	$1.06	$(3.44)

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2016 AND 2015 (IN THOUSANDS)
(UNAUDITED)

	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,210	$47,081
Accounts receivable, net	164,949	310,731
Inventories	145,408	85,890
Prepaid expenses and other assets	36,272	31,882
Total current assets	462,839	475,584
Property, plant and equipment, net	599,474	574,584
Goodwill	16,080	16,080
Intangible assets, net	29,470	30,941
Investments	12,110	8,797
Other assets	12,630	11,819
Restricted cash	4,000	105,815
TOTAL ASSETS	$1,136,603	$1,223,620
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$52,844	$23,149
Current maturities of long-term debt	15,402	5,206
Accounts payable	99,137	236,817
Accrued expenses and other liabilities	38,916	28,466
Deferred revenue	27,246	333
Total current liabilities	233,545	293,971
Unfavorable lease obligation	15,515	17,343
Deferred income taxes	20,279	19,186
Long-term contingent consideration for acquisitions	28,931	26,949
Convertible debt conversion liability	27,100	—
Long-term debt, net	196,203	247,251
Other liabilities	4,856	4,910
Total liabilities	526,429	609,610
COMMITMENTS AND CONTINGENCIES
TOTAL EQUITY	610,174	614,010
TOTAL LIABILITIES AND EQUITY	$1,136,603	$1,223,620